Exhibit 14

Western Sizzlin Corporation

Code of Ethics

General

This Code of Ethics (“Code”) is a general policy statement, the intention of which is to promote the highest standards of integrity, professional responsibility and ethical behavior for the employees, officers and directors of the Company in any and all circumstances.

Integrity

Integrity is an element of character that shapes an individual’s behavior.  A person of integrity will be honest and candid.  A person of integrity will choose a course of action that is right and just, even in the absence of specific rules, standards or guidance, and will not sacrifice those overriding objectives for his or her own personal gain or advantage.  Integrity can accommodate the inadvertent error and the honest difference of opinion; it cannot accommodate deceit or subordination of principal.

All employees, officers and directors of the Company are expected to conduct themselves in a manner consistent with the highest standards of integrity.

Professional Responsibility

The management and board of directors are the custodians of shareholder value, and have a fiduciary obligation to the stockholders in all matters related to  Company business.  Employees, officers and directors must be mindful of that responsibility as they carry on the business of the Company and make every reasonable and legitimate attempt to grow stockholder value.

Execution of these responsibilities requires full, fair, accurate and timely disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or other regulatory bodies and in other public communications made by the Company in accordance with the Company’s Disclosure Policy.

Conflicts of Interest

A conflict of interest arises when an individual has control over business activities or processes and can influence, or apparently influence, such activities so as to generate personal gain or advantage. Employees, officers and directors of the Company must promptly and fully disclose any such conflicts that may arise.

Objectivity

Financial data must be recorded, accumulated and reported as accurately as possible, and without prejudice of any kind.  Employees, officers and directors must not attempt to shape financial outcomes of the Company activity in any manner.  Specifically, employees, officers and directors:

•                                          Must not knowingly make, permit or direct another to make, materially false and misleading entries in the Company’s records of financial statements;

•                                          Must not knowingly omit, permit or direct another to omit material entries from the Company’s records or financial statements required to prevent them from being materially misleading;

•                                          Must not knowingly fail to correct the Company’s records or financial statements that are materially false and misleading when he or she has the authority to record an entry;

•                                          Must not knowingly sign, permit or direct another to sign, a document containing materially false and misleading information.

Compliance

Every employee, officer and director is accountable for adherence to this Code, and may communicate openly with Chief Executive Officer and President James Verney regarding any violation or suspected violation of this Code.  A violation or suspected violation of the Code by the President should be reported to any member of the audit committee of the board of directors.  The audit committee members will investigate any such complaints brought to its attention under authority outlined in the Audit Committee Charter.  The audit committee members are:

•                                          A. Jones Yorke

•                                          Paul C. Schorr, III

•                                          Thomas M. Hontzas

•                                            Jesse M. Harrington, III

A violation or suspected violation of this Code by a member of the audit committee should be reported to the Company’s Outside Counsel:

•                                          Stephen E. Gehring, Partner

Cline, Williams, Wright, Johnson & Oldfather, L.L.P.
One Pacific Place
1125 South 103rd Street, Suite 320
Omaha, Nebraska 68124-1090
(402) 397-1700
sgehring@cline-law.com

The Company’s Outside Counsel will, at an appropriate time and at his sole discretion, disclose the violation or suspected violation to a member of the independent audit team.

•                                          Grant Thornton LLP

                                                628 Green Valley Road

                                                Suite 300

                                                Greensboro, NC 27408